Exhibit 99

AGREEMENT RELATING TO FILING OF

JOINT STATEMENT PURSUANT TO

RULE 13d-1(k) UNDER THE SECURITIES ACT OF 1934

The undersigned agree that Amendment No. 20 to the Statement on Schedule 13G/A to which this Agreement is attached is filed on behalf of each of them.

Date: February 12, 2016

COMMUNITY BANK OF THE CHESAPEAKE

EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:

/s/ Philip T. Goldstein	February 12, 2016
Philip T. Goldstein, as Trustee

/s/ Joseph V. Stone, Jr.	February 12, 2016
Joseph V. Stone, Jr., as Trustee

/s/ Philip T. Goldstein	February 12, 2016
Philip T. Goldstein, as an Individual Stockholder

/s/ Joseph V. Stone, Jr.	February 12, 2016
Joseph V. Stone, Jr., as an Individual Stockholder